UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): August 19, 2008

FEDERATED INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Address of principal executive offices, including zip code)

(412) 288-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 19, 2008, Federated Investors, Inc. (Federated) entered into a $140 million term loan facility by and among Federated, certain of its subsidiaries, PNC Bank, National Association, as agent and one of the lending banks and certain other lending banks (the Term Loan). Federated has an option to increase its borrowings to $150 million during the term of the facility upon commitment from the lending banks. The Term Loan requires quarterly principal payments and a balloon payment when the loan expires on October 31, 2011. The borrowings under the Term Loan bear interest, at the option of Federated, at a defined prime rate or at a spread over the London Interbank Offering Rate (“LIBOR”) dependent upon its debt rating or Federal Funds effective rate. Under the Term Loan, Federated can make cash payments for stock repurchases or shareholder dividend payments as long as liquidity of no less than $10 million is maintained during the payment period and certain other covenants are maintained. Certain subsidiaries entered into a Continuing Agreement of Guaranty and Suretyship whereby these subsidiaries guarantee payment of all obligations incurred through the Term Loan. The Term Loan also includes representations, warranties and other financial and non-financial covenants, which are similar in nature to those contained in the $200 Million Revolving Credit Agreement, dated October 31, 2006 (Revolver Loan). The Term Loan, combined with the Revolver Loan, existing liquid assets and cash flow from operations will be used to finance the special dividend payment and share repurchase programs (see Item 8.01), as well as future dividends, acquisition-related payments and reasonably foreseeable cash needs.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

ITEM 8.01	OTHER EVENTS.

On August 19, 2008, Federated Investors, Inc. issued the press release attached hereto as Exhibit 99.1 to announce a special dividend payment to shareholders and a new share repurchase program.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit 99.1 – Press release issued by Federated Investors, Inc. dated August 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC. (REGISTRANT)

Dated: August 19, 2008	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer